Exhibit 99.1
PAA Natural Gas Storage, L.P. and Subsidiaries
Condensed Consolidated Statement of Operations
(unaudited)
(in thousands)

Twelve Months
Ended
April 30, 2011
Revenues
Firm storage services	$104,655
Hub services	7,183
Natural gas sales	19,059
Other	2,203

Total revenues	133,100

Costs and expenses
Storage related costs	22,374
Natural gas sales costs	18,567
Other operating costs (except those shown below)	8,549
Fuel expense	2,874
General and administrative expenses	21,826
Depreciation, depletion and amortization	19,482

Total costs and expenses	93,672

Operating income	39,428
Other income/(expense)
Interest expense, net of capitalized interest	(3,699)
Interest income	2
Other income (expense)	(16)

Net income	$35,715

The accompanying note is an integral part of this unaudited condensed consolidated statement of operations.

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PAA Natural Gas Storage, L.P. and Subsidiaries
Note to the Condensed Consolidated Statement of Operations
(unaudited)
1. Organization, Nature of Operations and Basis of Presentation
     PAA Natural Gas Storage, L.P. (the “Partnership” or “PNG”) is a Delaware limited partnership formed on January 15, 2010 to own the natural gas storage business of Plains All American Pipeline, L.P. (“PAA”). The Partnership is a fee-based, growth-oriented partnership engaged in the ownership, acquisition, development, operation and commercial management of natural gas storage facilities.
     On May 5, 2010, the Partnership completed its initial public offering (“IPO”) pursuant to which PAA sold an approximate 23.0% limited partner interest in the Partnership to the public. Immediately prior to the closing of the IPO, PAA and certain of its consolidated subsidiaries contributed 100.0% of the equity interests in PAA Natural Gas Storage, LLC (“PNGS”), the predecessor of the Partnership, and its subsidiaries to the Partnership. As of May 25, 2011, PAA owned approximately 64% of the equity interests in the Partnership, including our 2.0% general partner interest and limited partner interests consisting of approximately 28.2 million common units, 11.9 million Series A subordinated units and 13.5 million Series B subordinated units.
     The accompanying unaudited condensed consolidated statement of operations includes the accounts of PNG and its subsidiaries, all of which are wholly owned. All significant intercompany transactions have been eliminated.
     The accompanying unaudited condensed consolidated statement of operations is intended to constitute an “earnings statement” generally available to security holders for purposes of Section 11(a) of the Securities Act of 1933, as amended, and Rule 158 thereunder. In accordance with Rule 158(a)(1)(i), the accompanying statement has been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X that are applicable to statements of income contained in Part I, Item 1 of Form 10-Q. Accordingly, the accompanying unaudited condensed consolidated statement of operations is not accompanied by a condensed consolidated balance sheet or condensed consolidated statement of cash flows, and it does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the condensed consolidated statement of operations have been included.
     The unaudited condensed consolidated statement of operations contained herein should be read in conjunction with the consolidated financial statements and notes included in PNG’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Securities and Exchange Commission.